Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated December 6, 2011
Relating to Preliminary Prospectus dated November 8, 2011
Registration No. 333-174160

FREE WRITING PROSPECTUS

WHITESMOKE, INC.

This free writing prospectus to the Company’s preliminary prospectus dated November 8, 2011 (the “Preliminary Prospectus”) will be included in the Company’s final prospectus to its registration statement on Form S-1 (File No. 333-174160) and will be disclosed to all potential investors who received copies of the Preliminary Prospectus.

Business Developments

APN

On November 23, 2011, an agreement with APN, LLC was entered into pursuant in which WhiteSmoke will distribute Ask.com toolbars alongside its Translator product. WhiteSmoke will receive payments in exchange for this distribution. The term of the agreement is 24 months subject to earlier termination in certain circumstances.

Dictionary.com

In September 2011, an agreement with Dictionary.com was signed in which Dictionary.com will utilize WhiteSmoke’s technology for a web widget, mobile app, and a white label client. Dictionary.com will offer the web widget, integrated into Dictionary.com, and the mobile app for a “Premium Service” monthly subscription. WhiteSmoke will earn a percentage from the web widget and mobile app revenues. The launch of the web widget and mobile app is scheduled for Q1 of 2012.

In addition, Dictionary.com will offer, at their discretion, a white label of WhiteSmoke to their users. WhiteSmoke revenues from sales of the white label are yet to be determined. The white label is scheduled to be launched in the second half of 2012.

Encyclopaedia Britannica

On August 22, 2011, an agreement with Encyclopaedia Britannica, Inc. Was signed in which WhiteSmoke will offer the Britannica Concise Encyclopedia in the upcoming 2012 version of WhiteSmoke. The Britannica Concise Encyclopedia will be a premium feature, available to users who purchase the Premium 2012 Version. WhiteSmoke will pay Encyclopaedia Britannica per purchase of the Premium 2012 Version and believes the added value will benefit users and ultimately result in higher revenues from license sales.

To review a filed copy of our current registration statement, click on the following link: http://www.sec.gov/Archives/edgar/data/1511902/000114420411061799/v239197_s1a.htm

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. These forward-looking statements are based on our current expectations and projections about future events. The statements include statements regarding the Company’s assets, future business and common stock. Words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” and the negative of these terms and other comparable terminology identify forward-looking statements. All forward-looking statements included in this free writing prospectus are subject to risks, uncertainties and assumptions about us, and may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by theses forward-looking statements, including those factors in our filings with the Securities and Exchange Commission, including the section of our preliminary prospectus dated November 8, 2011, entitled “Risk Factors.” Many of these factors are beyond our ability to predict or control. You should specifically consider the numerous risks outlined under “Risk Factors.”

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER OR ANY UNDERWRITER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST THEM BY CALLING 212-813-1010.